Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned does hereby appoint and constitute Paul R. Kuhn and Robert M. Garneau and each of them as his or her agent and attorney-in-fact to execute in his or her name, place and stead (whether on behalf of the undersigned individually or as an officer or director of Kaman Corporation or otherwise) the Annual Report on Form 10-K of Kaman Corporation respecting its fiscal year ended December 31, 2005 and any and all amendments thereto and to file such Form 10-K and any such amendment thereto with the Securities and Exchange Commission. Each of the said attorneys shall have the power to act hereunder with or without the other.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 21st day of February, 2006.

Brian E. Barents	Eileen S. Kraus
E. Reeves Callaway III	Paul R. Kuhn
John A. DiBiaggio	Wanda L. Rogers
Edwin A. Huston	Richard J. Swift